UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     July 24, 2008

PROBE MANUFACTURING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-125678	20-2675800
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

25242 Arctic Ocean Drive, Lake Forest, CA		92630
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (949) 206-6868

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 24, 2007 the issuer entered in a letter of intent to purchase the assets of Solar Masters Company.  The purchase price of the assets was: (a) $80,000 for the container currently in the Port of Long Beach; (b) Probe agreed to order the next container upon sale of the product in the current container.  The deposit on the next container is to be $40,000; (c) In addition, 250,000 shares of Probe common stock and a royalty on gross revenue of 5% for the balance of 2008; (d) additional royalty payments of 7% for 2009, 6% for 2010 and 5% for 2011, provided that Probe has gross revenue of a minimum of $1 million, and product cost of $10 USD or less for the “barricade light”.  If these conditions are not met, the royalty shall decrease to 5% and (e) additional shares of Probe common stock of 100,000 in 2009; 100,000 in 2010; and 50,000 in 2011 provided that Probe has gross revenue of a minimum of $1 million, and product cost of $10 USD or less for the “barricade light”.  If the gross revenue number is not met, then the stock that was to be issued will become an option to purchase the shares that would have been issuable if the gross revenue target had been met.  The exercise price of the options will be $0.40. Solar Masters Company has been in the business of designing, manufacturing and distributing solar powered products for over 15 years. Solar Masters provides products and services to the industrial segments as well as the end user consumer that stands to not only benefit from use of Solar Power as an alternative energy source, but also help protect the environment while doing so.  Solar Masters is a solar company dedicated to providing highly innovated solutions by means of solar power through the development of lighting and battery charging products.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
10.1	Letter of Intent between Probe Manufacturing and Solar Masters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Probe Manufacturing, Inc.
(Registrant)

Date	July 28, 2008

/s/ Reza Zarif
(Signature)
Print Name: Reza Zarif
Title: Chief Executive Officer